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Exhibit 12

         AGREEMENT made as of the 11th day of January 2001, by and between Financial Performance Corporation ("FPCX") and each of the individuals set forth below (collectively, the "Shareholders").

                                             RECITALS


         A. FPCX presently contemplates entering into a certain Stock Purchase Agreement to acquire all of the outstanding Capital Stock of Willey Brothers, Inc. ("Willey Brothers"); and


         B. A part of the consideration for such purchase of the shares of Willey Brothers, as aforesaid, consists of Subordinated Convertible Term Promissory Notes ("Promissory Notes") convertible into shares of common stock of FPCX. The provisions for conversion of such Promissory Notes to common stock require shareholder approval by the shareholders of FPCX; and


        C. FPCX will issue shares of its Class A Convertible Preferred Stock ("Preferred Stock") prior to the acquisition of the shares of Willey Brothers to persons unrelated to the shareholders of Willey Brothers. The provisions of the Preferred Stock for conversion of such shares of common stock require shareholder approval by the shareholders of FPCX; and


        D. Each of the individuals below (except the Sellers) is a shareholder of FPCX and holds the number of shares of common stock set forth opposite his name. Upon consummation of the transactions contemplated by the Stock Purchase Agreement, the Sellers will become shareholders of FPCX, holding the number of shares of common stock set forth opposite their names. The aggregate shareholdings of the undersigned Shareholders constitute in excess of 50% of the presently issued and outstanding common stock of FPCX; and


        E. Each of the individuals below (with the exception of the Sellers) acknowledge it to be in their individual best interests for the Stock Purchase Agreement and the transactions contemplated thereby to be undertaken. As a condition to signing the Stock Purchase Agreement, and as an inducement for the Sellers to sign the Stock Purchase Agreement, each of the individuals below (with the exception of the Sellers) agree to sign this Agreement.


         F. FPCX shall call a meeting of its shareholders to be held on or before December 31, 2001 for the purpose of adopting resolutions authorizing the issuance of common stock upon conversion of the Promissory Notes and Preferred Stock into common stock and to

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adopt such other resolutions that may be required to give effect to the aforesaid (the "Resolutions"):

                                            AGREEMENT

               The parties hereto agree as follows:

         1. FPCX will prepare and submit to its shareholders, as soon as practicable following the Closing of the Stock Purchase Agreement, a proxy statement, prepared in accordance with the rules and regulations of the Securities and Exchange Commission, including, among other matters, a proposal seeking shareholder approval of the conversion rights contained in the Promissory Notes into common stock and the conversion rights of the Preferred Stock into Common Stock (the "Proxy Statement"). The Board of Directors of FPCX will recommend that the shareholders of FPCX vote in favor of the proposal. FPCX will use its best efforts to obtain such shareholder approval. FPCX shall call a meeting of its Shareholders to be held on or before December 31, 2001 for the purposes set forth above in the Recitals.


         2. Each of the undersigned Shareholders confirms and agrees to ratify and to vote in favor of the adoption of the Resolutions more particularly described in the Recitals above at a Shareholders Meeting of FPCX to be held on or prior to December 31, 2001 and to take such other action to give effect to the aforesaid Revolutions and to the Agreements set forth herein as may be necessary, including but not limited to the appointment of Jeffrey S. Silverman, Edward T. Stolarski and Charles M. Modlin or either one of them as proxies to take such action for the Shareholders at such meeting, all in accordance with the Proxy Statement.


         3. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single document. Signatures transmitted by electronic facsimile shall be deemed to be original signatures.


         4. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.


         5. This Agreement shall be binding on the undersigned Shareholders, their heirs, successors and assigns.


        6. Since the Sellers will be irreparably damaged if the provisions of this Agreement above are not specifically enforced, the Sellers shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation or nonfulfillment of the covenants


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above. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Sellers may have for any breach or threatened breach of the provisions hereof.

              IN WITNESS WHEREOF, we have hereunto signed our hands and seals as of the day and year first above written.

                                        Financial Performance Corporation



                                        By: /s/
                                            -----------------------------------
                                                 Duly Authorized


NAME                          NO. OF SHARES         SIGNATURES


Robert Trump                   4,506,422            /s/
                                                    ----------------------------

Jeffrey S. Silverman             681,000            /s/
                                                    ----------------------------

Ronald Nash                      623,000            /s/
                                                    ----------------------------

William Lilley III               500,000            /s/
                                                    ----------------------------

Laurence J. DeFranco             500,000            /s/
                                                    ----------------------------

James M. Willey                  756,250            /s/
                                                    ----------------------------

Thomas P. Willey                 756,250            /s/
                                                    ----------------------------